Exhibit 99.1

For additional information contact:

James D. Hogan

Atlantic Coast Financial Corporation

Chief Financial Officer

(904) 998-5540

Tracy L. Keegan

Atlantic Coast Bank

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION Announces CONTINUED

PROFITabIlITY ON SIGNIFICANT LOAN growth FOR FIRST QUARTER 2015

JACKSONVILLE, Fla. (April 29, 2015) – Atlantic Coast Financial Corporation ("Atlantic Coast" or the "Company," NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported earnings per share of $0.03 for the first quarter ended March 31, 2015, up from $0.01 for first quarter last year.

Commenting on the first quarter of 2015, John K. Stephens, Jr., President and Chief Executive Officer, said, "We are extremely excited about all that we have accomplished at Atlantic Coast since our successful capital raise near the end of 2013. The hard work of our dedicated management and staff has laid the groundwork for an impressive start to 2015, one that has translated in a tangible way for Atlantic Coast's stockholders. We continued to grow our core business during the first quarter of 2015, resulting in 12% loan growth and improved operational results over the fourth quarter. Additionally, on March 26, 2015, the Bank's Consent Order with the Office of the Comptroller of the Currency was lifted, effective immediately, with no ongoing conditions. Now, with greater latitude in our business, we intend to explore broader options for expansion, including improved product offerings within our current lines of business, as well as entry into new lines of business and markets."

Significant highlights of the first quarter of 2015 include:

•	Net income totaled $0.4 million, or $0.03 per diluted share, for the quarter ended March 31, 2015, compared to $0.2 million, or $0.01 per diluted share, for the quarter ended March 31, 2014.

•	Interest spread and interest margin improved to 2.40% and 2.62%, respectively, for the quarter ended March 31, 2015, from 2.20% and 2.43%, respectively, for the same quarter last year.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased to $545.6 million at March 31, 2015, from $488.1 million at December 31, 2014, primarily due to increases in our warehouse loans.

•	Nonperforming assets, as a percentage of total assets, decreased to 1.16% at March 31, 2015 from 1.20% at December 31, 2014 and 1.26% at March 31, 2014.

•	Total assets increased to $743.7 million at March 31, 2015, compared with $706.5 million at December 31, 2014, primarily due to an increase in loans during the first quarter of 2015, which was primarily funded by FHLB advances.

•	The Company's ratios of Tier 1 (core) capital to adjusted total assets and total risk-based capital to risk-weighted assets were 10.38% and 15.86%, respectively, and each continued to exceed the levels – 5% and 10%, respectively – required for the Bank to be well-capitalized.

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

James D. Hogan, Chief Financial Officer of the Company, added, "We are pleased with our financial results for the first quarter and we are optimistic that, because of the hard work of all of our employees, Atlantic Coast is positioned for ongoing financial improvements in 2015. In the face of an uncertain interest rate environment, proper balance sheet management will be critical to our long-term success. Additionally, we are exploring potential strategies that will likely result in interest spread and interest margin expansion in the near term and better prepare us for the times ahead."

Bank Regulatory Capital	At
Key Capital Measures	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Total risk-based capital ratio (to risk-weighted assets)	15.86%	17.64%	17.83%	18.75%	19.74%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	14.61%	16.38%	16.58%	17.49%	18.49%
Tier 1 (core) capital ratio (to adjusted total assets)*	10.38%	10.35%	10.17%	10.17%	10.13%

___________________

* As a result of regulatory changes (Basel III), Tier 1 (core) capital to adjusted total assets was calculated using a period average balance as of March 31, 2015. This ratio was calculated using a period end balance for all prior periods presented.

On March 26, 2015, the Company was informed by The Office of the Comptroller of the Currency (the "OCC"), Department of the Treasury, that it had terminated the Consent Order against the Bank, which was originally issued on August 10, 2012. By lifting the Order, the OCC found that the Bank has attained compliance with the Order and, as a result, simultaneously reclassified the Bank as a "well-capitalized" institution and removed the "troubled-condition" designation.

The decrease in risk-weighted asset ratios as of March 31, 2015, compared with those at March 31, 2014 and December 31, 2014, was primarily due to an increase in assets, which resulted in an increase in risk-weighted assets. Additionally, risk-weighted assets increased as the Bank continued to shift its asset base to higher interest-earning loans with higher risk weighting.

Credit Quality	At
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in millions)
Nonperforming loans	$4.4	$4.5	$4.1	$4.0	$3.4
Nonperforming loans to total portfolio loans	0.94%	1.00%	0.95%	0.98%	0.85%
Other real estate owned	$4.2	$3.9	$5.3	$5.4	$5.5
Nonperforming assets	$8.6	$8.4	$9.4	$9.4	$8.9
Nonperforming assets to total assets	1.16%	1.20%	1.31%	1.33%	1.26%
Troubled debt restructurings performing for less than 12 months under terms of modification	$14.1	$13.8	$13.3	$13.1	$15.5
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$22.7	$22.2	$22.7	$22.5	$24.4
Troubled debt restructurings performing for more than 12 months under terms of modification	$22.1	$21.0	$24.4	$23.4	$19.1

Overall, the Company has seen steady credit quality as the pace of loans reclassified to nonperforming and other real estate owned ("OREO") has stabilized. Nonperforming assets declined at March 31, 2015, compared with March 31, 2014, as the disposition of OREO during the 12-month period exceeded net additions to nonperforming loans and net transfers to OREO during the same period. Nonperforming assets increased slightly at March 31, 2015 compared with December 31, 2014, as the transfers to OREO during the first quarter of 2015 slightly exceeded the net reduction to nonperforming loans and the disposition of OREO during the same period.

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.5
Allowance for portfolio loan losses	$7.2	$7.1	$7.0
Allowance for portfolio loan losses to total portfolio loans	1.53%	1.57%	1.74%
Allowance for portfolio loan losses to nonperforming loans	162.98%	156.71%	205.80%
Net charge-offs	$0.2	$0.3	$0.4
Net charge-offs to average outstanding portfolio loans	0.14%	0.31%	0.47%

The decline in the provision for portfolio loan losses in the first quarter of 2015 compared with the first quarter of 2014 reflected improving economic conditions in the Company’s markets, which have led to a decline in net charge-offs over the past 12 months. The slight increase in the allowance for portfolio loan losses at March 31, 2015, compared with the March 31, 2014, primarily reflected loan growth that was due to an approximately equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of March 31, 2015, is sufficient to absorb losses in portfolio loans as of the end of the period. The decline in net charge-offs for the first quarter of 2015 compared with the first quarter of 2014 and the fourth quarter of 2014 reflected a decrease in charge-offs in a majority of the Company's loan categories.

Net Interest Income	Three Months Ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
	(Dollars in millions)
Net interest income	$4.4	$4.6	$4.2
Net interest margin	2.62%	2.73%	2.43%
Yield on investment securities	1.95%	2.01%	2.09%
Yield on loans	4.94%	5.15%	5.83%
Total cost of funds	1.56%	1.60%	1.72%
Average cost of deposits	0.49%	0.54%	0.58%
Rates paid on borrowed funds	4.04%	4.02%	4.49%

The increase in net interest margin during the first quarter of 2015 compared with the first quarter of 2014 was primarily due to an increase in higher-margin interest-earning assets outstanding, as the Company redeployed excess liquidity to continue to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment. Additionally, the Company benefitted from an increase in noninterest-bearing deposits and the prepayment and restructuring of some of our high-cost FHLB advances during 2014, resulting in lower total cost of funds in the first quarter of 2015 compared with the first quarter of 2014. The decrease in net interest margin during the first quarter of 2015 compared with the fourth quarter of 2014 was primarily due to higher-rate loans prepaying and being replaced with loans at a current market rate, which was generally lower.

Noninterest Income / Noninterest Expense / Income Tax Expense	Three Months Ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
	(Dollars in millions)
Noninterest income	$1.8	$1.6	$1.5
Noninterest expense	$5.5	$5.8	$4.9
Efficiency ratio	89.63%	93.66%	87.47%
Income tax (benefit) expense	$0.0	$(0.3)	$0.0

The increase in noninterest income during the first quarter of 2015 compared with the first quarter of 2014 and the fourth quarter of 2014 primarily reflected higher gains on loans held-for-sale. The increase in noninterest income during the first quarter of 2015 compared with the fourth quarter of 2014 was partially offset by a decrease in service charges and fees, and lower gains on sales of securities available-for-sale. The increase in noninterest expense during the first quarter of 2015 compared with the first quarter of 2014 primarily reflected the full salary impact of employees that were added in various areas of the Company throughout 2014, including branch operations and lending, to enhance customer service and promote loan and deposit growth. The Company believes it is now appropriately staffed for its current business needs, however, the Bank may continue to add production employees to support its overall growth strategies. The decrease in noninterest expense during the first quarter of 2015 compared with the fourth quarter of 2014 primarily reflected lower foreclosed asset expense.

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving Northeast Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believe," "expects," "may," " will," "should," "plan," "intend," "on condition," "target," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: the exploration of options for expansion and method of doing so; the Company’s position for financial improvement in 2015; potential strategies resulting in interest spread and interest margin expansion; the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans; expectations regarding being adequately staffed for current business needs; and the ability to make further additions to current employee headcount as necessary. The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; and market disruptions. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
Interest and dividend income:
Loans, including fees	$6,115	$6,260	$5,879
Securities and interest-earning deposits in other financial institutions	756	902	1,046
Total interest and dividend income	6,871	7,162	6,925

Interest expense:
Deposits	550	597	662
Securities sold under agreements to repurchase	818	836	975
Federal Home Loan Bank advances	1,083	1,113	1,131
Total interest expense	2,451	2,546	2,768

Net interest income	4,420	4,616	4,157
Provision for portfolio loan losses	197	200	450
Net interest income after provision for portfolio loan losses	4,223	4,416	3,707

Noninterest income:
Service charges and fees	636	710	637
Gain on sale of loans held-for-sale	499	133	224
Gain on sale of securities available-for-sale	(9)	123	--
Bank owned life insurance earnings	118	119	90
Interchange fees	395	372	373
Other	123	130	136
Noninterest income	1,762	1,587	1,460

Noninterest expense:
Compensation and benefits	2,916	2,891	2,287
Occupancy and equipment	514	459	491
FDIC insurance premiums	195	232	384
Foreclosed assets, net	--	211	6
Data processing	395	400	293
Outside professional services	532	518	383
Collection expense and repossessed asset losses	119	106	164
Other	870	993	905
Noninterest expense	5,541	5,810	4,913

Income (loss) before income tax expense	444	193	254
Income tax (benefit) expense	48	(250)	48
Net income (loss)	$396	$443	$206

Net income (loss) per basic and diluted share	$0.03	$0.03	$0.01

Basic and diluted weighted average shares outstanding	15,398	15,393	15,391

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2015	Dec. 31, 2014	March 31, 2014
ASSETS
Cash and due from financial institutions	$4,000	$2,974	$3,367
Short-term interest-earning deposits	14,124	19,424	70,355
Total cash and cash equivalents	18,124	22,398	73,722
Investment securities:
Securities available-for-sale	115,891	118,699	157,225
Securities held-to-maturity	17,517	17,919	19,026
Total investment securities	133,408	136,618	176,251
Portfolio loans, net of allowance of $7,150, $7,107 and $6,950, respectively	460,977	446,870	391,426
Other loans:
Loans held-for-sale	5,348	7,219	872
Warehouse loans held-for-investment	79,295	33,972	20,740
Total other loans	84,643	41,191	21,612

Federal Home Loan Bank stock, at cost	7,013	6,257	5,612
Land, premises and equipment, net	14,659	14,505	14,247
Bank owned life insurance	16,708	16,590	16,233
Other real estate owned	4,248	3,908	5,518
Accrued interest receivable	1,840	1,924	1,835
Other assets	2,036	16,237	2,301
Total assets	$743,656	$706,498	$708,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$47,285	$41,283	$39,931
Interest-bearing demand	66,496	65,718	71,906
Savings and money markets	177,890	171,657	172,107
Time	158,090	162,122	175,485
Total deposits	449,761	440,780	459,429
Securities sold under agreements to purchase	66,300	66,300	66,300
Federal Home Loan Bank advances	150,000	123,667	110,000
Accrued expenses and other liabilities	3,958	3,415	4,822
Total liabilities	670,019	634,162	640,551

Common stock, additional paid-in capital, retained deficit, and other equity	74,743	74,345	73,255
Accumulated other comprehensive income (loss)	(1,106)	(2,009)	(5,049)
Total stockholders' equity	73,637	72,336	68,206
Total liabilities and stockholders' equity	$743,656	$706,498	$708,757

-MORE-

ACFC Reports First Quarter Results

April 29, 2015

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended March 31,
	2015	2014
Interest rate
Net interest spread	2.40%	2.20%
Net interest margin	2.62%	2.43%

Average balances
Portfolio loans receivable, net	$448,663	$380,303
Total interest-earning assets	675,744	683,426
Total assets	710,110	720,320
Deposits	444,576	458,915
Total interest-bearing liabilities	587,554	608,359
Total liabilities	636,080	652,596
Stockholders' equity	74,030	67,724

Performance ratios (annualized)
Return on average total assets	0.22%	0.11%
Return on average stockholders' equity	2.14%	1.22%
Ratio of operating expenses to average total assets	3.12%	2.73%
Efficiency ratio*	89.63%	87.47%

Credit and liquidity ratios
Nonperforming loans	$4,387	$3,377
Foreclosed assets	4,248	5,518
Impaired loans	36,467	34,981
Nonperforming assets to total assets	1.16%	1.26%
Nonperforming loans to total portfolio loans	0.94%	0.85%
Allowance for loan losses to nonperforming loans	162.98%	205.80%
Allowance for loan losses to total portfolio loans	1.53%	1.74%
Net charge-offs to average outstanding portfolio loans (annualized)	0.14%	0.47%
Ratio of gross portfolio loans to total deposits	104.08%	86.71%

Capital ratios
Tangible stockholders' equity to tangible assets**	9.90%	9.62%
Average stockholders' equity to average total assets	10.43%	9.40%

_____________________

* The efficiency ratio is a measure of the Bank’s overhead as a percentage of revenue.

** Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity and tangible assets is equal to assets. Accordingly, no reconciliation is required for either measure.

-END-